                         AGREEMENT TO FACILITATE MERGER

         THIS AGREEMENT TO FACILITATE MERGER (this "Agreement") is dated as of January 31, 2000, by and among THE KING MANAGEMENT CORPORATION, a Minnesota corporation ("King Management"), PETER J. KING ("King"), STEPHEN D. HIGGINS ("Higgins"), as trustee under each of the WILLIAM B. KING STOCK TRUST UA DATED NOVEMBER 21, 1989 FOR THE BENEFIT OF WILLIAM B. KING (the "WBK Trust") and the RUSSELL S. KING STOCK TRUST UA DATED NOVEMBER 11, 1989 FOR THE BENEFIT OF RUSSELL S. KING (the "RSK Trust") (King Management, King, Higgins, the WBK Trust and the RSK Trust are collectively referred to as the "Sunrise Shareholders" and each individually as a "Sunrise Shareholder"), and STEPHEN D. HIGGINS, as sole trustee under each of the SEPARATE TRUST FOR THE BENEFIT OF WILLIAM B. KING UA DATED APRIL 28, 1995 (the "WBK Separate Trust"), the SEPARATE TRUST FOR THE BENEFIT OF RUSSELL S. KING UA DATED APRIL 28, 1995 (the "RSK Separate Trust"), the GST TRUST FOR THE BENEFIT OF WILLIAM B. KING UA DATED APRIL 28, 1995 (the "WBK GST Trust") and the GST TRUST FOR THE BENEFIT OF RUSSELL S. KING UA DATED APRIL 28, 1995 (the "RSK GST Trust") (the Sunrise Shareholders and the WBK Separate Trust, the RSK Separate Trust, the WBK GST Trust and the RSK GST Trust are collectively referred to as the "Shareholders" and each individually as a "Shareholder").

         A. The Sunrise Shareholders are the legal or beneficial owners of approximately 3,802,126 shares, representing approximately 57.3%, of the common stock, par value $.01 per share ("Sunrise Common Stock"), of Sunrise International Leasing Corporation, a Delaware corporation ("Sunrise"), and options to acquire an aggregate of 916,506 shares of Sunrise Common Stock held by King which are fully exercisable ("Sunrise Options").

         B. King Management and Sunrise intend to enter into an Agreement and Plan of Merger ("Merger Agreement") of even date herewith pursuant to which Sunrise will merge with and into King Management (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement, and as a result, at the effective time of the Merger all of the outstanding shares of Sunrise Common Stock held by the shareholders of Sunrise (other than King Management or any of its direct or indirect subsidiaries) will convert into the right to receive $5.25 per share.

         C. Prior to the Effective Time of the Merger, the Shareholders desire to reorganize their common stock ownership of Sunrise and King Management pursuant to the terms and subject to the conditions set forth in this Agreement in order to (i) create a new holding company that would hold all of the outstanding common stock of King Management, and (ii) in the case of all of the Sunrise Shareholders (other than King Management) eliminate their Sunrise Common Stock ownership and options to acquire shares of Sunrise Common Stock (the "Reorganization").

         D. It is understood and acknowledged by the Shareholders that the execution of the Merger Agreement by Sunrise and King Management is being done in reliance, in part, upon the prior or contemporaneous execution and delivery of this Agreement, that both Sunrise and King Management will incur substantial expenses proceeding towards consummation of the Merger as contemplated by the Merger Agreement, and that such expenses will be undertaken, in part, in reliance upon and as a result of the agreements and undertakings of the Shareholders set forth herein.

         E. Capitalized terms used herein and not defined will have the meanings ascribed thereto in the Merger Agreement.





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         In consideration of the foregoing, and in order to induce King
Management to execute the Merger Agreement and to proceed as contemplated by the Merger Agreement toward the consummation of the Merger, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Reorganization. Between the date hereof and the Effective Time of the Merger (the "Reorganization Period"), each Shareholder agrees to perform, or to take any and all actions necessary to ensure the performance of, all of the actions set forth in this Section 1 in order to accomplish the Reorganization; provided, however, that if the Merger Agreement terminates in accordance with its terms prior to the completion of the actions set forth in this Section 1, the Shareholders will have no further obligation to comply with this Section 1 and all actions taken by any of the Shareholders prior to such termination will be null and void or will be reversed to the extent reasonably practicable and necessary:

            (a) Formation of the Parent. The Shareholders will cause to be formed a new Minnesota corporation (the "Parent"). The Parent will initially have 1,000,000 common shares authorized ("Parent Common Stock").

            (b) Contribution of King Management Shares to the Parent. Following the completion of the formation of the Parent, the Shareholders (other than King Management) will contribute all of their outstanding shares of common stock of King Management (the "KM Common Stock") owned by such Shareholders to the Parent in exchange for an equal number of shares of Parent Common Stock. As a result of this exchange, the Parent will be owned by the Shareholders (other than King Management) in proportion to their respective ownership in King Management and all of the outstanding shares of common stock of King Management will be owned one hundred percent (100%) by the Parent, such that King Management will become a wholly-owned subsidiary of the Parent.

            (c) Contribution of Sunrise Shares to King Management. Simultaneously with the completion of the formation of the Parent and the contribution of KM Common Stock thereto, the Sunrise Shareholders (other than King Management) will contribute all of their outstanding shares of Sunrise Common Stock owned by such Sunrise Shareholders to the Parent in exchange for shares of Parent Common Stock. The number of shares of Parent Common Stock issued to such Sunrise Shareholders in exchange for their respective contributions of shares of Sunrise Common Stock will be based on the relative values of the shares of Sunrise Common Stock and Parent Common Stock at that time, as determined in good faith by the Board of Directors of the Parent. Thereafter, the Parent will contribute all of the shares of Sunrise Common Stock received from such Sunrise Shareholders to King Management.

            (d) Sunrise Options. Any outstanding vested options to purchase shares of Sunrise Common Stock granted under the Sunrise 1991 Stock Option Plan (the "Option Plan") and held by any of the Sunrise Shareholders at the Effective Time of the Merger will be cancelled upon the Effective Time of the Merger as provided in the Merger Agreement, and such Sunrise Shareholders will be entitled to receive, in cancellation and settlement thereof, the Option Consideration pursuant to the terms of the Merger Agreement. Any outstanding vested options to purchase shares of Sunrise Common Stock that were not granted under the Option Plan (the "Non-Plan Options") and are held by any of the Sunrise Shareholders at the Effective Time of the Merger will be cancelled upon the Effective Time of the Merger as provided in the Merger Agreement, and such Sunrise Shareholders will be entitled to receive, in cancellation and settlement thereof, options to purchase shares of Parent Common Stock (the "Parent Options") under the same terms and conditions as the Non-Plan Options. The number of shares of Parent



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         Common Stock and the exercise price per share for each Parent Option will be determined based on the relative values of the shares of Sunrise Common Stock and Parent Common Stock at the Effective Time of the Merger, as determined in good faith by the Board of Directors of the Parent.

            (e) No Right to Receive Merger Consideration. As a result of the actions performed pursuant to Sections 1(c) and (d) above, the Sunrise Shareholders at the Effective Time of the Merger will have no share ownership, or right to receive any shares of capital stock, of Sunrise, and will therefore have no right to receive any Merger Consideration paid pursuant to the terms of the Merger Agreement.

            (f) Appointment of Proxy. The Shareholders hereby irrevocably appoint Peter J. King, during the Reorganization Period, as proxy for and on behalf of the Shareholders to perform the matters in the manner contemplated by this Section 1.

         2. Vote in Favor of Merger. During the period commencing on the date hereof and terminating upon the earlier of the Effective Time of the Merger and the termination of the Merger Agreement in accordance with its terms, each Sunrise Shareholder, in his, her or its capacity as a shareholder of Sunrise or as a representative with the authority to vote shares of Sunrise Common Stock, agrees to vote (or cause to be voted) (a) all shares of Sunrise Common Stock presently owned by such Sunrise Shareholder or for which such Sunrise Shareholder has voting power, (b) all shares of Sunrise Common Stock issued upon the exercise of Sunrise Options from and after the date of this Agreement, and
(c) all shares of Sunrise Common Stock with respect to which such Sunrise Shareholder acquires ownership or voting power (whether by purchase or otherwise) from and after the date of this Agreement, at any meeting of the shareholders of the Sunrise (or any adjournment thereof), and in any action by written consent of the shareholders of Sunrise, (i) in favor of the approval, consent, and ratification of the Merger Agreement, the Merger and the transactions contemplated thereby, and (ii) against any Acquisition Proposal, any amendment of the Sunrise's Certificate of Incorporation or Bylaws or other proposal or transaction involving Sunrise which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement and any action that would result in any breach of a representation, warranty covenant or agreement of the Sunrise Shareholders or Sunrise under the Merger Agreement. To the extent inconsistent with the foregoing provisions of this Section 2, each Sunrise Shareholder hereby revokes any and all prior powers of attorney, proxies and consents given by such Sunrise Shareholder with respect to any shares of Sunrise Common Stock that such Sunrise Shareholder owns or has the right to vote. Nothing in this Agreement will be deemed to restrict or limit each Sunrise Shareholder's right to act in his, her or its capacity as an officer or director of Sunrise consistent with his, her or its fiduciary obligations in such capacity as permitted under the Merger Agreement.

         3. Appraisal Rights. In connection with the Merger, to the extent permitted by law, each Sunrise Shareholder agrees to waive and not exercise any rights to appraisal such Sunrise Shareholder may have with respect to any shares of Sunrise Common Stock owned (of record or beneficially) by the Sunrise Shareholder pursuant to Section 262 of the Delaware General Corporation Law.

         4. No Sale of Sunrise or KM Common Stock. Except as otherwise provided in Section 1 of this Agreement, during the period commencing on the date hereof and terminating upon the earlier of the Effective Time of the Merger or the termination of the Merger Agreement in accordance with its terms, each Shareholder agrees not to make any sales, gifts, transfers, pledges, or other dispositions of Sunrise Common Stock (including any shares of Sunrise Common Stock issued upon the exercise of Sunrise Options) or KM Common Stock, deposit any Sunrise Common Stock (including any shares of Sunrise Common Stock issued upon the exercise of Sunrise Options) or KM Common Stock into a voting trust or enter into any voting agreement or arrangement with respect thereto, or enter into any contract, option or





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

other arrangement or undertaking with respect to the direct or indirect acquisition, sale, assignment transfer or other disposition of Sunrise Common Stock (including any shares of Sunrise Common Stock issued upon the exercise of Sunrise Options) or KM Common Stock, without first making any such transferee, assignee or pledgee fully aware of the obligations under this Agreement and obtaining such transferee's or pledgee's written agreement to comply with the terms hereof.

         5. Representations and Warranties of Shareholders. Each Shareholder represents and warrants to each other that such Shareholder has the legal capacity to enter into and perform all of such Shareholder's obligations under this Agreement without the consent or approval of any other person. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has the full power and authority to enter into and perform such agreement. Each Shareholder is the sole, true, lawful and beneficial or record owner of the number of Sunrise Common Stock and Sunrise Options, as applicable, set forth next to such Shareholder's name on the signature page hereof and there are no restrictions on such Shareholder's voting rights or rights to disposition pertaining thereto. None of the Shareholders' shares of Sunrise Common Stock (including any shares of Sunrise Common Stock issued upon the exercise of Sunrise Options) or KM Common Stock are subject to any voting trust or other agreement (other than this Agreement, the Voting Trust Agreement dated as of May 27, 1998 among the Sunrise Shareholders and the Voting Trust Agreement dated as of March 1, 1996 among the Shareholders) or arrangement with respect to the voting of such shares. The execution, delivery, and performance of this Agreement by each Shareholder will not violate any other agreement to which such Shareholder is a party, including, without limitation, any voting agreement, shareholders agreement, or voting trust. This Agreement has been duly executed and delivered by each Shareholder and constitutes a legal, valid, and binding agreement of such Shareholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect.

         6. Miscellaneous.

            (a) Successors and Assigns; Benefit. This Agreement will be binding upon any permitted purchasers, donees, pledgees, and other transferees of Sunrise Common Stock legally or beneficially owned by Shareholder. Nothing in this Agreement, expressed or implied, will be construed to give any person other than the parties hereto any legal or equitable right, remedy, or claim under or by reason of this Agreement or any provision contained herein, except that Sunrise will be a third-party beneficiary of Section 2 of this Agreement.

            (b) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed according to the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

            (c) Enforceability. If any provision of this Agreement will be invalid or unenforceable under applicable law, such provisions will be ineffective only to the extent of such invalidity or unenforceability, without in any way affecting the remaining provisions of this Agreement.

            (d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

            (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same document.


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



            (f) Further Assurances. Consistent with or subject to the fiduciary duty of the Shareholder in his, her or its capacity as a director of Sunrise, each Shareholder will execute and deliver such additional documents and take such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

            (g) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota (without giving effect to the principles of conflicts of laws thereof) applicable to contracts made and to be performed therein.

            (h) Jurisdiction and Venue. The parties agree that any proceeding relating to this Agreement will be brought in a court of Minnesota. Each of the parties consents to personal jurisdiction in any such action brought in any such Minnesota court, consents to service of process by registered mail made upon such party and such party's agent, and waives any objection to venue in any such Minnesota court or to any claim that any such Minnesota court is an inconvenient forum.

                  [Remainder of page intentionally left blank]


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


         The Shareholders have caused this Agreement to Facilitate Merger to be executed as of the date and year first above written.

400,818 shares of Sunrise Common Stock           THE KING MANAGEMENT CORPORATION


                                                 By:   /s/ Peter J. King
                                                    ---------------------------------
                                                    Peter J. King
                                                    Chief Executive Officer


                                                       /s/ Peter J. King
517,158 shares of Sunrise Common Stock           ------------------------------------
8,361.3762 shares of KM Common Stock             Peter J. King
916,506 of Sunrise Options



1,621,768 shares of Sunrise Common Stock         THE WILLIAM B. KING STOCK TRUST UA
3,119.7611 shares of KM Common Stock             DATED NOVEMBER 21, 1989 FOR THE
                                                 BENEFIT OF WILLIAM B. KING
                                                       /s/ Stephen D. Higgins
                                                 ------------------------------------
                                                 Stephen D. Higgins
                                                 Co-Trustee


                                                       /s/ William B. King
                                                 ------------------------------------
                                                 William B. King
                                                 Co-Trustee



1,262,382 shares of Sunrise Common Stock         THE RUSSELL S. KING STOCK TRUST UA
3,759.8142 shares of KM Common Stock             DATED NOVEMBER 11, 1989 FOR THE
                                                 BENEFIT OF RUSSELL S. KING
                                                       /s/ Stephen D. Higgins
                                                 ------------------------------------
                                                 Stephen D. Higgins
                                                 Co-Trustee


                                                       /s/ Russell S. King
                                                 ------------------------------------
                                                 Russell S. King
                                                 Co-Trustee




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


1,195.01985 shares of KM Common Stock           THE SEPARATE TRUST FOR THE BENEFIT OF
                                                WILLIAM B. KING UA DATED APRIL 28, 1995
                                                       /s/ Stephen D. Higgins
                                                ---------------------------------------
                                                Stephen D. Higgins
                                                Trustee



554.96675 shares of KM Common Stock             THE SEPARATE TRUST FOR THE BENEFIT OF
                                                RUSSELL S. KING UA DATED APRIL 28, 1995
                                                       /s/ Stephen D. Higgins
                                                ---------------------------------------
                                                Stephen D. Higgins
                                                Trustee



136.7839 shares of KM Common Stock              THE GST TRUST FOR THE BENEFIT OF
                                                WILLIAM B. KING UA DATED APRIL 28, 1995
                                                       /s/ Stephen D. Higgins
                                                ---------------------------------------
                                                Stephen D. Higgins
                                                Trustee



136.7839 shares of KM Common Stock              THE GST TRUST FOR THE BENEFIT OF
                                                RUSSELL S. KING UA DATED APRIL 28, 1995
                                                       /s/ Stephen D. Higgins
                                                ---------------------------------------
                                                Stephen D. Higgins
                                                Trustee



17,264.5059 shares of KM Common Stock           VOTING TRUST UA DATED MARCH 1, 1996
                                                       /s/ Peter J. King
                                                ---------------------------------------
                                                Peter J. King
                                                Sole Voting Trustee



3,466,797 shares of Sunrise Common Stock        VOTING TRUST UA DATED MAY 27, 1998
                                                       /s/ Peter J. King
                                                ---------------------------------------
                                                Peter J. King
                                                Sole Voting Trustee


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